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                                                                 Exhibit 23(d)39
                                                Large Cap Aggressive Growth Fund


                                              (Large Cap Aggressive Growth Fund)

                                     INTERIM


                            SUB-MANAGEMENT AGREEMENT


                                      AMONG


                      JOHN HANCOCK VARIABLE SERIES TRUST I


                           INDEPENDENCE INVESTMENT LLC


                                       AND


                       JOHN HANCOCK LIFE INSURANCE COMPANY


                                     INTERIM

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                            SUB-MANAGEMENT AGREEMENT

     AGREEMENT made as of the 15th day of December, 2003, by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), Independence Investment LLC, a Massachusetts limited liability company ("INDEPENDENCE"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

     WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, JHLICO and INDEPENDENCE are engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

     WHEREAS, the Trust is authorized to issue shares of capital stock in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust offers shares in several series, one of which is designated as the Large Cap Aggressive Growth Fund, (together with all other series established by the Trust, the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of July 28, 1999 (the "Investment Management Agreement"), pursuant to which it may contract with INDEPENDENCE as a sub-manager as provided for herein;

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.   APPOINTMENT OF SUB-MANAGER

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     (a)  Subject Fund. INDEPENDENCE is hereby appointed and INDEPENDENCE hereby accepts the appointment to act as an investment adviser and manager to the Large Cap Aggressive Growth Fund (the "Subject Fund"), effective December 15, 2003, for the period and on the terms herein set forth, for the compensation herein provided.

     (b) Independent Contractor. INDEPENDENCE shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

2.   PROVISION OF INVESTMENT MANAGEMENT SERVICES.

     INDEPENDENCE will provide for the Subject Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as furnished to INDEPENDENCE by JHLICO in writing from time to time. INDEPENDENCE will manage the investment and reinvestment of the Subject Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Board of Trustees of the Trust, JHLICO and, as in effect from time to time, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information (all as furnished to INDEPENDENCE by JHLICO in writing from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions, all as delivered to INDEPENDENCE in writing by JHLICO or the Trust from time to time).

     INDEPENDENCE will have investment discretion with respect to the Subject Fund and will, at its own expense:

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     (a)  upon request, advise the Trust in connection with investment decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Fund and furnish the Trust with research, economic and statistical data in connection with investments and investment policies for the Subject Fund;

     (b) submit such reports relating to the valuation of the Subject Fund as the Trust's Board of Trustees may reasonably request;

     (c) place orders for purchases and sales of portfolio investments for the Subject Fund;

     (d) maintain and preserve the records relating to its activities hereunder, including those records required by the 1940 Act to be maintained by it and preserved by the Trust, to the extent not maintained by the Trust's custodian, transfer agent or JHLICO; and

     (e) subject to its receipt of all necessary voting materials, in its discretion, as it deems advisable in the best interests of the Subject Fund, vote any or all proxies with respect to the Subject Fund in accordance with INDEPENDENCE's proxy voting policy as most recently provided to JHLICO.

     The Trust and JHLICO will provide timely information to INDEPENDENCE regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Subject Fund, and all information (including, without limitation, reports concerning the classification of Fund securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for INDEPENDENCE to perform its responsibilities hereunder. On its own initiative, INDEPENDENCE will apprise JHLICO and the Trust of important developments materially affecting the Subject Fund and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose.

3.   ALLOCATION OF EXPENSES.

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     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees, without limitation, to assume the expense of:

     (i) brokerage commissions for transactions in the portfolio investments of the Subject Fund and similar fees, charges and expenses incurred in connection with the acquisition, disposition, lending or borrowing of such portfolio investments;

     (ii) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and

     (iii) interest payable on the Trust's borrowings.

     Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.   SUB-ADVISORY FEES.

     For all of the services rendered as herein provided, JHLICO shall pay to INDEPENDENCE a fee (for payment of which the Trust shall have no obligation or liability) based on the Current Net Assets of the Subject Fund, as set forth in
Schedule I attached hereto and made a part hereof. The fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Fund during any calendar month, the fee with respect to such Fund accrued to termination shall be paid promptly following such termination.

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     "Current Net Assets" of the Subject Fund for purposes of computing the amount of advisory fee accrued for any day shall mean the net assets of the Subject Fund as of the most recent preceding day for which the Subject Fund's net assets were computed.

5.   PORTFOLIO TRANSACTIONS.

     In connection with the investment and reinvestment of the assets of the Subject Fund, INDEPENDENCE is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Subject Fund and to use its best efforts to obtain best execution with respect to all such purchases and sales of portfolio securities for the Subject Fund. INDEPENDENCE shall maintain records reasonably adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, INDEPENDENCE shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund or to INDEPENDENCE, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. INDEPENDENCE shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

     The fees payable to INDEPENDENCE by JHLICO hereunder shall be reduced by any tender offer solicitation fees or similar payments received by INDEPENDENCE, in connection with the tender of investments of any Subject Fund (less direct expenses incurred by INDEPENDENCE in connection with obtaining such fees or payments), to the extent not otherwise paid or credited to the Subject Fund.

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6.   INFORMATION, RECORDS, AND CONFIDENTIALITY.

     The Trust shall own and control all records maintained hereunder by INDEPENDENCE on the Trust's behalf and, in the event of termination of this Agreement with respect to the Subject Fund for any reason, all records (or true and complete copies thereof) relating to that Fund shall be promptly returned to the Trust, free from any claim or retention of rights by INDEPENDENCE. INDEPENDENCE also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by the Trust. INDEPENDENCE further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to, Rules 31a-1 and 31a-2 and to supply all information in its possession or reasonably available to it, requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with.

     INDEPENDENCE shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only (i) to JHLICO, or to any other person or entity that directly or indirectly owns all or substantially all of INDEPENDENCE's capital stock; (ii) if the Trust or JHLICO has authorized such disclosure, or
(iii) if such disclosure is expressly required by applicable federal or state regulatory authorities or court proceedings.

     INDEPENDENCE shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to it.

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7.   LIABILITY; STANDARD OF CARE.

     No provision of this Agreement shall be deemed to protect INDEPENDENCE or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement, as applicable. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties. INDEPENDENCE shall employ only qualified personnel to manage the Subject Fund; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement (provided that copies of any applicable investment restrictions imposed by state insurance laws and regulations shall be furnished to INDEPENDENCE by JHLICO); shall (as provided in
Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information, all as furnished to INDEPENDENCE by JHLICO in writing from time to time; shall manage the Subject Fund (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Fund securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act in its management of the Subject Fund in the best interests of the Trust, subject however to its duties to other clients as described in Section 9 below; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However,

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INDEPENDENCE shall not be obligated to perform any service not described in this
Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8.   DURATION AND TERMINATION OF THIS AGREEMENT.

     (a) Duration. This Agreement shall become effective with respect to the Subject Fund on the date set forth in Section 1(a) hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for the earlier of (i) 150 days from the date hereof and (ii) the date a superseding agreement is approved by vote of a majority of the outstanding voting shares of such Fund becomes effective. The term "vote of a majority of the outstanding shares" when used in this Agreement, shall have the meaning specified in the 1940 Act and rules thereunder.

     (b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Trust pursuant to a vote of the trustees of the Trust or a vote of a majority of the outstanding shares of the Subject Fund, which termination shall be effective immediately upon delivery of notice thereof to INDEPENDENCE and JHLICO. This Agreement may be terminated by INDEPENDENCE on at least sixty days' prior written notice to the Trust and JHLICO, or by JHLICO on at least sixty days' prior written notice to the Trust and INDEPENDENCE. Transactions already entered into by INDEPENDENCE but not yet settled at the time of any such termination shall settle for the account of the Trust.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9.   SERVICES NOT EXCLUSIVE.

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     The services of INDEPENDENCE to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of INDEPENDENCE and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

     Nothing in this Agreement shall limit or restrict INDEPENDENCE or any of its officers, affiliates or employees from buying, selling or trading in any securities for its or their own accounts; provided, however, that no such person shall purchase securities from or sell securities to the Subject Fund except as permitted under applicable laws and regulations, including without limitation the 1940 Act and the Investment Advisers Act of 1940, and the rules and regulations thereunder. The Trust acknowledges that INDEPENDENCE and its officers, affiliates and employees, and its and their other clients, may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of under this Agreement. INDEPENDENCE shall have no obligation to acquire for the Subject Fund a position in any investment which INDEPENDENCE, its officers, affiliates or employees may acquire for their own accounts or for the accounts of another client, if in the sole discretion of INDEPENDENCE it is not feasible or desirable to do so.

10.  AVOIDANCE OF INCONSISTENT POSITION.

     In connection with the purchase and sale of portfolio securities of the Subject Fund, INDEPENDENCE and its directors, officers and employees will not act as principal or agent or receive any commission, except as may be permitted under applicable laws and regulations and the policies and procedures of the Trust in effect from time to time. Nothing in this Agreement, however, shall preclude the combination of orders for

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the sale or purchase of portfolio securities of the Subject Fund with those for other accounts managed by INDEPENDENCE or its affiliates, if orders are allocated in a manner deemed equitable by INDEPENDENCE among the accounts and at a price approximately averaged.

     INDEPENDENCE will not consult with any other non-affiliated sub-manager to any other Fund of the Trust concerning transactions of the Subject Fund in securities or other assets, except as such consultation may be reasonably necessary in order to ensure compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

11.  AMENDMENT.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by a duly authorized officer of the party or parties intending to be bound thereby. No amendment of this Agreement shall be effective until approved specifically by
(a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of the Subject Fund, and (b) by vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.  LIMITATION OF LIABILITY.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

13.  GOVERNING LAW.

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     This agreement shall be construed in accordance with the laws of the
Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

14.  NOTICES.

     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission (provided that any notice delivered by facsimile shall be followed promptly by a duplicate notice delivered by another permitted method of delivery), by hand or by commercial overnight delivery service, addressed as follows:

     SUB-MANAGER:     Independence Investment LLC
                      53 State Street
                      Boston, MA  02109
                      Attention: President
                      Fax #:  617-228-8895


     JHMLICO:         John Hancock Life Insurance Company
                      200 Clarendon Street
                      P.O. Box 111
                      Boston, MA  02117
                      Attention: Raymond F. Skiba
                      Fax #:  617-375-4835


     TRUST:           John Hancock Variable Series Trust I
                      200 Clarendon Street
                      P.O. Box 111
                      Boston, MA  02117
                      Attention: Raymond F. Skiba
                      Fax #:  617-375-4835

5.   ASSIGNMENT.

     This Agreement may not be assigned by any party, either in whole or in part.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

                                        JOHN HANCOCK VARIABLE SERIES TRUST I


                                        By:/s/ Michele G. Van Leer
                                        Title: Chairman and CEO


                                        JOHN HANCOCK LIFE INSURANCE COMPANY


                                        By: /s/ Michele G. Van Leer
                                        Title: Senior Vice President


                                        INDEPENDENCE INVESTMENT LLC


                                        By: /s/ Miriam F. Cooper
                                        Title: COO


                                   SCHEDULE I

                                      FEES
                                      ----

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For the Large Cap Aggressive Growth Fund:

Current Net Assets Under Management     Sub-Advisory Fee
-----------------------------------     ----------------

On the first $500 million               30 basis points (0.3000%) per annum

On the next $500 million                26.25 basis points (0.2625%) per annum

On amounts over $1 billion              22.50 basis points (0.2250%) per annum